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                                                                    EXHIBIT 99.8

                          HILLENBRAND INDUSTRIES, INC.

              COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF
                         THE BOARD OF DIRECTORS CHARTER

            (As approved by Board of Directors on September 4, 2002)

I.       PURPOSE

         The primary function of the Compensation and Management Development Committee (the "Committee") is to assist the Board of Directors of Hillenbrand Industries, Inc. (the "Company") in fulfilling its responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits which are internally equitable and externally competitive. The Committee is also responsible to assess annually the adequacy and suitability of the compensation package for members of the Company's Board in relation to other comparable U.S. companies and to review and assess the talent development and succession management actions concerning the officers and key employees of the Company.

II.      COMPOSITION

         The Committee shall be comprised of at least three members of the Board, each of whom must meet the independence criteria set forth in the Company's Corporate Governance Standards for the Board of Directors at all times during his or her tenure on the Committee.

         The Board believes that any director who is "independent" should also qualify as a "non-employee director"(1) under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as an "outside director"(2) under Section 162(m)(3) of the Internal Revenue Code, as amended (the "Code"), as long as such director has never served as an officer of the Company. Any member

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(1)      A "non-employee director" is a director that (a) is not currently an officer of the Company or a parent or subsidiary thereof, or otherwise currently employed by the Company or a parent or subsidiary thereof,
         (b) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary thereof, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the $60,000 threshold for which disclosure would be required pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended, (c) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, and (d) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

(2) An "outside director" is a director that (i) is not a current employee of the Company, (ii) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan), (iii) has not been an officer of the Company, and (iv) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as director.

(3) Section 162(m) relates to the deductibility of remuneration in excess of $1 million paid to a CEO or the other four highest paid executive officers of a public company. The payment of "qualified performance-based compensation" by a public company that is approved by a committee of "outside directors" is exempt from the $1 million limitation.


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of the Committee who fails to meet all the criteria of an "outside director"
shall refrain from considering or acting upon any matter subject to Section 162(m) of the Code.

         The members of the Committee shall be elected by the Board at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Chair will periodically report the Committee's findings and conclusions to the Board.

III.     MEETINGS

         The Committee shall meet at least three times annually, or more frequently as circumstances dictate. In furtherance of the Committee's responsibility to foster the development of compensatory arrangements that are designed to both motivate recipients and advance the interests of the Company's shareholders, the Committee should meet at least annually with the Company's Chief Executive Officer and its independent compensation consultants. The Committee will be assisted by the Company's Vice President, Administration. The Company's Secretary will serve as executive secretary of the Committee.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties, the Committee shall:

1. Assist the Company in defining a total executive compensation philosophy that supports the Company's overall strategy and objectives; attracts and retains key executives; links total compensation to financial performance, the attainment of short and long term strategic, operational, and financial objectives; and provides competitive total compensation opportunities at a reasonable cost, while enhancing the ability to fulfill the Company's objectives.

2. Review and approve annually the corporate goals and objectives relative to the compensation of the Company's Chief Executive Officer, evaluate the performance of the Company's Chief Executive Officer in the light of those goals and objectives, provide development feedback to the Company's Chief Executive Officer and set the annual compensation level of the Company's Chief Executive Officer based on this evaluation.

3. Review at least annually the executive succession plans prepared by the Company's Chief Executive Officer.

4. Review and approve annually the corporate goals and objectives relative to the compensation of the elected officers of the Company (other than the Chief Executive Officer) and, if appropriate, approve the compensation arrangements submitted by the Company's Chief Executive Officer for all elected officers (other than himself).

5. Propose the adoption, amendment, and termination by the Board of Directors, and shareholders, if required, of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, executive perquisites, employment agreements and other similar programs (the "Compensation Plans"). The Committee shall also administer and interpret the Compensation Plans, establish performance targets under the Company's bonus and incentive plans, exercise oversight responsibility over other compensation programs of the Company, and review the structure, cost effectiveness, and competitive position of the Company's compensation programs. All incentive compensation plans will link executive compensation directly and objectively to measured financial and non-financial goals set in advance by the Committee.


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6.       Grant rights, participation and interests in Compensation Plans to eligible participants and pre-approve all transactions in the Company's securities, by and between the Company and any director and executive officer of the Company, for which exemptive treatment from Section 16(b) of the Exchange Act is sought.

7. Review and approve the report on the Company's compensation policies for executives for inclusion in the Company's proxy statement for use in connection with the solicitation of proxies for each annual meeting of shareholders ("Proxy Statement") in accordance with applicable rules and regulations.

8. Review and approve such other compensation matters as the Board or the Chief Executive Officer of the Company wishes to have the Committee approve.

9. Review annually the report, for inclusion in the Proxy Statement (if required), of the Company's Chief Executive Officer or other appointed members of the senior management team regarding the adequacy and suitability of the Company's compensation package for its Directors in relation to those offered by other comparably sized U.S. companies.

10. Select, monitor and revise, as appropriate, the universe of companies against which the Company is compared in the stock performance chart set forth in each annual proxy statement.

11. Ensure the Company's total executive compensation program and practices are designed with full consideration of all tax, accounting, legal and regulatory requirements.

12. Assess, at least annually, the adequacy and suitability of the compensation package for members of the Company's Board of Directors in relation to competitive market practices. The Chief Executive Officer or other appointed members of the senior management team shall report to the Committee once a year regarding the adequacy and suitability of the Company's Board compensation package in relation to other comparable U.S. companies. Changes in Board compensation, if any, should be suggested by the Committee and approved only after a full discussion among the members of the Board.

13. Keep abreast of current trends, developments, and emerging issues in executive compensation outside of the Company.

14. Perform such additional functions and have such additional powers as may from time to time be expressly delegated to the Committee by the Board.

15. Have sole authority to select and retain independent compensation consultants, considering effectiveness, responsiveness and other relevant factors, and approve the retention terms, fees and other compensation to be paid to the independent compensation consultants.

16. Review the performance of the independent compensation consultants and approve any proposed discharge of the independent compensation consultants when circumstances warrant.

17. The Committee shall conduct its operations in accordance with the procedures set forth in Article 4 of the Company's Code of By-Laws applicable to the operations of the Board, except to the extent that such procedures are modified on superseded by the terms of this Charter. The Committee shall have the authority to adopt such additional procedures for the conduct of its business as are not inconsistent with those referred


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         to in the preceding sentence. The Committee shall have no authority to delegate its responsibilities to any subcommittee.

18. Review this Charter and assess the performance of the members of Committee at least annually and recommend updates and changes to the Board as conditions warrant.


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